Exhibit 14.1

Please retain for your own information

ARLO, INC.

CODE OF BUSINESS ETHICS AND CONFLICT OF INTEREST POLICY FOR DIRECTORS, OFFICERS AND KEY EMPLOYEES

I. INTRODUCTION

This Code of Business Ethics and Conflict of Interest Policy (collectively, the “Code”) for Directors, Officers and Key Employees (“Covered Persons”) is designed to maintain the standards of business conduct of ARLO, Inc. (the “Company”) and ensure compliance with legal requirements, including Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder and Section 303A.10 of the New York Stock Exchange Listed Company Manual.

The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

The Code is applicable to the following Covered Persons more fully defined below:

•	Each member of the Company’s Board of Directors, including employee and non-employee Directors (“Directors”);

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Each officer of the Company, including but not limited to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions (“Officers”); and

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Each employee who has significant contact and influence with our customers, suppliers or services providers, or similar relationships, which at this time shall consist of each and every employee of the Company.

Ethical business conduct is critical to our business. Covered Persons are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures.

Because the principles described in this Code are general in nature, Covered Persons should also review the Company’s other applicable policies and procedures for more specific instruction, and contact one of the following individuals: the Senior Vice President (SVP) of Human Resources, or General Counsel, or the Vice President (VP) of Internal Audit or, if appropriate, the Chairman of the Audit Committee, if they have any questions.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

Covered Persons must sign the Certification of the Code of Business Ethics and Anti-Corruption Compliance Policy via DocuSign (a system based form sent to employees by the Human Resources Department). If signing a hard copy of the form, please return the signed form to the SVP of Human Resources. The signed certification form will be stored in each Covered Person’s personnel file. Each year Covered Persons will be asked to sign an updated certification form indicating their continued understanding of the Code and disclosing any violations or potential violations of the Code and the Company’s Anti-Corruption Compliance Policy of which they are aware. Any exceptions noted in signed certifications will be reported by Human Resources to the Audit Committee.

II. HONEST AND ETHICAL CONDUCT

We expect all Covered Persons to act with the highest standards of honesty and ethical conduct while working on the Company’s premises, at offsite locations where Company business is being conducted, at Company sponsored business and social events, or at any other place where Covered Persons are representing the Company.

We consider honest conduct to be conduct that is free from fraud or deception and marked with integrity. We consider ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed in more detail in Section III below. By expecting the highest standards of honesty and ethical conduct, we expect our Covered Persons to stay far from the line differentiating honesty from dishonesty and ethical conduct from unethical conduct.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting one of the following individuals: the SVP of Human Resources, or General Counsel, or the VP of Internal Audit or, if appropriate, the Chairman of the Audit Committee.

III. CONFLICTS OF INTEREST

A Covered Person’s duty to the Company demands that he or she avoid and disclose actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

A. Employment/Outside Employment. In consideration of employment with the Company, Covered Persons that are Company employees are expected to devote their full attention to the business interests of the Company. Covered Persons that are Company employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit Covered Persons employed by the Company from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, all Covered Persons must immediately disclose by submitting an updated certification form to the SVP of Human Resources any interest that they have that may conflict with the business of the Company. The SVP of Human Resources will inform the Audit Committee and appropriate action will be taken.

B. Outside Directorships. It is a conflict of interest for any Covered Person that is employed by the Company to serve as a director of any company that directly competes with the Company. Although Covered Persons may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that Covered Persons employed by the Company first obtain approval from the Company’s Audit Committee before accepting any directorship.

C. Business Interests. If a Covered Person is considering investing in a Company customer, supplier, developer or competitor, he or she must first take great care to ensure that these investments do not compromise their responsibilities to the Company. Our policy requires that Covered Persons employed by the Company first obtain approval from the Company’s Audit Committee before making such an investment; provided, no such consent is required to invest in any publicly traded company if, after making such investment, the aggregate ownership is less than 3% of such company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; the Covered Person’s ability to influence the Company’s decisions; his or her access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

D. Relatives. As a general rule, Covered Persons should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. The Company discourages the employment of relatives and significant others of Covered Persons in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship).

E. Payments or Gifts from Others. Under no circumstances may Covered Persons accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or do not create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to one of the following: the SVP of Human Resources, or General Counsel, or the VP of Internal Audit or, if appropriate, the Chairman of the Audit Committee. Gifts given by the Company to suppliers or customers or received from suppliers or customers should be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

F. Corporate Opportunities. Covered Persons may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

G. Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, Covered Persons must consult one of the following: the SVP of Human Resources, or General Counsel, or the VP of Internal Audit or, if appropriate, the Chairman of the Audit Committee.

IV. DISCLOSURE TO THE SEC AND THE PUBLIC

Our policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, Covered Persons must ensure that they and others in the Company comply with our disclosure controls and procedures and our internal controls for financial reporting. In the event any Covered Person believes or suspects that any information that is filed with, or submitted to the SEC, or otherwise made publicly available is materially inaccurate or misleading, or if such Covered Person has identified or has suspicion of a material weakness in the Company’s public reporting procedures, such Covered Person shall promptly raise such concern with one of the following: the Chief Financial Officer, or the SVP of Human Resources, or General Counsel, or the VP of Internal Audit or Chairman of the Audit Committee (or other member of the Audit Committee, as may be appropriate). Such report may be made on an anonymous basis.

V. COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

Covered Persons must comply with all applicable governmental laws, rules and regulations (including but not limited to the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act). Covered Persons must acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers and to know when to seek advice from one of the following: the Company’s Chief Financial Officer, or the SVP of Human Resources, General Counsel, or the VP of Internal Audit, or Chairman of the Audit Committee, each of whom is empowered to consult with the Company’s outside legal counsel, as necessary. Violations of applicable governmental laws, rules and regulations may subject Covered Persons to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

If the individual so desires, a report may be made confidentially and anonymously through the whistleblower hotline via the secure web form at http://www.openboard.info/ntgr/index.cfm or voicemail at 1-866-225-5131.

Furthermore, notwithstanding the nondisclosure and confidentiality obligations a Covered Person owes the Company, pursuant to 18 U.S.C. Section 1833(b), a Covered Person shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

VI. VIOLATIONS OF THE CODE

Part of each Covered Person’s job and ethical responsibility is to help enforce this Code. Covered Persons should be alert to possible violations and promptly report possible violations to one of the following: the SVP of Human Resources, or General Counsel, or the VP of Internal Audit, or Chairman of the Audit Committee (or other member of the Audit Committee, as may be appropriate). Covered Persons must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Actual violations of law, this Code, or other Company policies or procedures should be promptly reported to one of the following: the SVP of Human Resources, or General Counsel, or the VP of Internal Audit, or Chairman of the Audit Committee (or other member of the Audit Committee, as may be appropriate).

The Company will take appropriate action against any Covered Person whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

VII. WAIVERS AND AMENDMENTS OF THE CODE

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations